Exhibit 10.C

VIAD CORP
PERFORMANCE UNIT INCENTIVE PLAN
Pursuant to the 1997 Viad Corp Omnibus Incentive Plan
As Amended March 29, 2005

1.	PURPOSE

The purpose of the Plan is to promote the long-term interests of the Corporation and its stockholders by providing a means for attracting and retaining designated key executives of the Corporation and its Affiliates through a system of cash rewards for the accomplishment of long-term predefined objectives.

2.	DEFINITIONS

The following definitions are applicable to the Plan:

“Affiliate” — Any “Parent Corporation” or “Subsidiary Corporation” of the Corporation as such terms are defined in Section 425(e) and (f), or the successor provisions, if any, respectively, of the Code (as defined herein).

“Award” — The grant by the Committee of a Performance Unit or Units as provided in the Plan.

“Board” — The Board of Directors of Viad Corp.

“Code” — The Internal Revenue Code of 1986, as amended, or its successor general income tax law of the United States.

“Committee” — The Human Resources Committee of the Board.

“Corporation” — Viad Corp.

“Participant” — Any executive of the Corporation or any of its Affiliates who is selected by the Committee to receive an Award.

“Performance Period” — Shall mean the period of time selected by the Committee in connection with the grant of any Award under the Plan for the purpose of determining performance goals and measuring the degree of accomplishment. Generally, the Performance Period will be a period of three successive fiscal years of the Corporation.

“Performance Unit Award” — An Award.

“Plan” — The Performance Unit Incentive Plan of the Corporation.

“Pre-Tax Income” — Pre-tax income after minority interest.

“Subsidiary Operating Income” — Revenue minus operating expenses of the operating companies. This also excludes minority interest, interest expense and taxes, as well as restructuring, goodwill or impairment charges and the effects of changes in accounting principles and stock option and incentive plan accounting based on stock price fluctuation.

“Unit” — The basis for any Award under the Plan.

3.	ADMINISTRATION

The Plan shall be administered by the Committee. Except as limited by the express provisions of the Plan, the Committee shall have sole and complete authority and discretion to (i) select

Participants and grant Awards; (ii) determine the number of Performance Units to be subject to Awards generally, as well as to individual Awards granted under the Plan; (iii) select the performance goals and the Performance Period for any Awards; (iv) determine the targets that must be achieved in order for the Awards to be payable and the other terms and conditions upon which Awards shall be granted under the Plan; (v) prescribe the form and terms of instruments evidencing such Awards; and (vi) establish from time to time regulations for the administration of the Plan, interpret the Plan, and make all determinations deemed necessary or advisable for the administration of the Plan. The Corporation expects to have the Plan administered in accordance with the requirements for the Award of “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

4.	PERFORMANCE GOALS

The Plan is intended to provide Participants with a substantial incentive to achieve or surpass one or more predefined long-range financial goals during the applicable Performance Period. The Committee may, in its discretion, select long-range financial goals for Corporate and Subsidiary Participants that differ from those listed below, provided that such goals are permitted under the Viad Corp 1997 Omnibus Incentive Plan.

(a) At the effective date of the Plan, the first goal for each Subsidiary Participant emphasizes growth in Average Operating Income during the Performance Period. The first goal for Corporate Participants emphasizes Growth in Average Income per Share from Continuing Operations during the Performance Period.

(b) The second goal for Corporate and Subsidiary Participants emphasizes growth in Average Operating Cash Flow during the Performance Period.

(c) The third goal for Subsidiary and Corporate Participants emphasizes growth in Average Revenue during the Performance Period.

5.	DETERMINATION OF TARGETS

A.	Average Growth in Subsidiary Operating Income

An appropriate average three-year operating income target for the Performance Period for each Subsidiary Company will be established taking into account historical operating or pre-tax income, financial plan operating income for the Performance Period, overall Corporate objectives, and if appropriate, other circumstances. An appropriate range of values above and below such target will then be selected to measure achievement above or below the target.

B.	Average Growth in Viad Corp Income Per Share from Continuing Operations

An appropriate average growth in Income Per Share from Continuing Operations target for Viad Corp for the Performance Period will be established by the Committee after considering historical income per share from continuing operations, financial plan income per share from continuing operations for the Performance Period, overall Corporate objectives and, if appropriate, other circumstances. An appropriate range of values above and below such target will then be selected to measure achievement above or below the target.

C.	Average Operating Cash Flow

An appropriate Average Operating Cash Flow target for the Performance Period will be established by the Committee. Operating Cash Flow is measured by the net change in cash resulting from the operating activities of the Company. Cash flow from operating activities excludes the impact of investing activities (acquiring and disposing of investments and productive long-lived assets) and financing activities (borrowing and repaying debt, payment of dividends and stock repurchases.)

A range of values above and below such target will then be selected to measure achievement above or below the target.

D.	Average Revenue

An appropriate average Revenue target will be established for Corporate and Subsidiary Participants, with a focus on enhancing profitable top-line growth. Revenue generated from acquisitions shall not be included in Revenue for purposes of this Plan. An appropriate range of values above and below such target will then be selected to measure achievement above or below the target.

E.	Establishing Targets

The appropriate weighting of goals, targets, range of values above and below such targets and the Performance Period to be used as a basis for the measurement of performance for Awards under the Plan will be determined by the Committee no later than 90 days after the beginning of each new Performance Period during the life of the Plan, after giving consideration to the recommendations of the Chief Executive Officer of Viad Corp. Performance Units will be earned based upon the degree of achievement of predefined targets over the Performance Period following the date of grant. Earned Performance Units may range, based on achievement of predefined targets over the Performance Period, from 0% to 200% of the target Performance Units.

6.	OTHER PLAN PROVISIONS

Subsidiary operating income and Viad Corp income per share from continuing operations are determined before extraordinary or unusual items, effects of changes in accounting principles, new accounting pronouncements, restructuring, goodwill and impairment charges, or a change in federal income tax rates after the target has been set. Reclassification of a major business unit to discontinued operations status after targets have been set would also require adjustment because of the effect on Viad Corp continuing operations results. While gains on disposition of a business would normally not be included in determining income per share, in the event of the sale of a subsidiary or major business unit, a portion of gain would be included for the difference between the sold unit’s planned net income for the Performance Period and actual results to date of sale plus calculated interest savings on proceeds for the balance of the performance period, so that actual results are not penalized for selling a business.

An adjustment to actual operating income will be made for any increase or decrease in cost to a subsidiary in connection with a change in the formula allocation of corporate overhead over amounts included in the Plan at the beginning of the applicable performance period.

Incentives to be paid under this Plan must be deducted from the subsidiary’s operating income and the Corporation’s earnings during the Performance Period. Goals must be achieved after deducting from actual results all incentive compensation applicable to such performance periods, including those incentives earned under this Plan.

7.	RANGE OF PERFORMANCE AWARDS

The range of values for the Corporation’s or a Subsidiary Company’s operating income or income per share performance and the Operating Cash Flow and Revenue measurements will be recommended by the Chief Executive Officer of Viad Corp for approval by the Committee.

Performance Units will be earned based upon the degree of achievement of each of the predefined targets (Operating Income or Income Per Share From Continuing Operations, Operating Cash Flow, and Revenue) over the Performance Period following the date of grant. A range of values will be established for the operating income or income per share target (to carry a 70% weighting), for the Operating Cash Flow target (to carry a 30% weighting), and for the Revenue target (to be used for adjustment to the total bonus pool otherwise accruable by 95% (threshold) up to 105% (maximum), depending upon the achievement against the revenue target).

8.	PARTICIPANT ELIGIBILITY

The Committee will select the eligible Executive Officers (as defined under Section 16(b) of the Securities Exchange Act) for participation in the Plan no later than 90 days after the beginning of the Performance Period.

Other Participants will be eligible for participation as recommended by the Chief Executive Officer of Viad Corp for approval by the Committee, limited only to those key executives who contribute in a substantial measure to the successful performance of the Corporation or its Affiliates. The Chief Executive Officer will recommend for approval by the Committee which Affiliates among its Affiliates should be included in the Plan.

9.	AWARD DETERMINATION

The number of Performance Units to be awarded to any Participant will be determined, generally, by multiplying a factor times the Participant’s annual base salary in effect at the time the Award is granted and dividing the result by the average of the high and low of the Corporation’s Common Stock on the date of approval of the grant by the Committee. The Award factor will be recommended by the Chief Executive Officer of Viad Corp for approval by the Committee annually no later than 90 days after the beginning of each new Performance Period.

10.	GENERAL TERMS AND CONDITIONS

The Committee shall have full and complete authority and discretion, except as expressly limited by the Plan, to grant Units and to provide the terms and conditions (which need not be identical among Participants) thereof. Without limiting the generality of the foregoing, the Committee may specify a Performance Period of not less than two years or not more than five years, and such time period will be substituted as appropriate to properly effect the specified Performance Period. No Participant or any person claiming under or through such person shall have any right or interest, whether vested or otherwise, in the Plan or in any Award thereunder, contingent or otherwise, unless and until all the terms, conditions, and provisions of the Plan and its approved administrative requirements that affect such Participant or such other person shall have been complied with. Nothing contained in the Plan shall (i) require the Corporation to segregate cash or other property on behalf of any Participant or (ii) affect the rights and power of the Corporation or its Affiliates to dismiss and/or discharge any Participant at any time.

11.	ADJUSTMENTS

Any recapitalization, reclassification, stock split, stock dividend, sale of assets, combination or merger not otherwise provided for herein which affects the outstanding shares of Common Stock of the Corporation or any other change in the capitalization of the Corporation affecting the Common Stock shall be appropriately adjusted for by the Committee and any such adjustments shall be final, conclusive and binding.

12.	PAYMENT OF AWARDS

(a) The Committee will determine whether and to what extent any Award becomes payable under the Plan. Any Award determined to be payable by the Committee shall be subject to the following calculation: Each Performance Unit payable shall be multiplied by the average of the daily means of the market prices of the Corporation’s Common Stock on the New York Stock Exchange as reported on the consolidated transaction reporting system during the ten trading day period beginning on the day following public announcement of the Corporation’s year-end financial results following the Performance Period. Payment of the Award will be made following Committee approval by March 15 in the year following th e close of the Performance Period. The Committee shall certify in writing that the performance goals have been met prior to payment of the Award to the extent required by Section 162(m). For those Executive Officers affected by Section 162(m) of the Code, Awards will be subject to discretionary downward adjustment by the Committee. Amounts payable under any Award will be subject to the limits set forth in the 1997 Omnibus Plan.

(b) Awards granted under this Plan shall be payable during the lifetime of the Participant to whom such Award was granted only to such Participant; and, except as provided in (d) and (e) of this Section 13, no such Award will be payable unless at the time of payment such Participant is an employee of and has continuously since the grant thereof been an employee of the Corporation or an Affiliate. Neither absence nor leave, if approved by the Corporation, nor any transfer of employment between Affiliates or between an Affiliate and the Corporation shall be considered an interruption or termination of employment for purposes of this Plan.

(c) If authorized by the Committee, payment of all or a portion of any earned Award may be deferred pursuant to a deferred compensation plan of the Corporation then in effect; provided that the election to defer payment of any earned Award must be made at least six months prior to the expiration of the applicable Performance Period or as otherwise required by Section 409A of the Code.

(d) Except as provided in this paragraph 13 and in paragraph 14 below or as otherwise may be determined by the Board, if the Employee ceases to be an Employee of the Corporation or any of its Affiliates (as defined in the Plan for any reason prior to the completion of the Performance Period, all Performance Units shall upon such termination of employment be forfeited. Except as otherwise specifically determined by the Human Resources Committee in its absolute discretion on a case by case basis, if the employee is terminated by the Corporation or any of its Affiliates for any reason prior to the completion of the Performance Period (other than for Cause, as defined in the Viad Corp 1997 Omnibus Incentive Plan, or for failure to meet performance expectations, as determined by the Chief Executive Officer of the Corporation), or if the Employee ceases to be an employee of the Corporation or any of its Affiliates by reason of death or total or partial disability prior to the completion of the Performance Period, full ownership of the Performance Units will occur to the extent not previously earned at the end of the Performance Period.

(e) If the Employee ceases to be an employee of the Corporation or any of its Affiliates by reason of normal or early retirement, full ownership of the Performance Units will occur at the end of the Performance Period, in each case on a pro rata basis, calculated based on the percentage of time such Employee was employed by the Corporation or any of its Affiliates from the beginning of the Performance Period through the date the Employee ceases to be an employee of the Corporation or any of its Affiliates; provided, however, that full ownership of the Performance Units (versus pro rata ownership) will occur at the end of such Performance Period if the Employee has reached age 60 at the time of retirement and such retirement is at least 18 months subsequent to the date of grant of the Award.

13.	EFFECT OF CHANGE OF CONTROL

Notwithstanding anything to the contrary in this Plan, in the event of a Change of Control (as defined in the 1997 Viad Corp Omnibus Incentive Plan) each participant in the Plan shall be entitled to a pro rata bonus award calculated on the basis of achievement of 100% of the predefined performance targets through the date of the Change of Control.

14.	ASSIGNMENTS AND TRANSFERS

No award to any Participant under the provisions of the Plan may be assigned, transferred, or otherwise encumbered except, in the event of death of a Participant, by will or the laws of descent and distribution.

15.	AMENDMENT OR TERMINATION

The Board may amend, suspend, or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, suspension, or termination shall invalidate the Awards already made to any Participant pursuant to the Plan, without his consent. Participation in the Plan shall not create a right to participate in any future years’ Plan.

16.	EFFECTIVE DATE

The Plan shall be effective January 1, 1997; provided, however, that any Award made under this Plan is subject to the approval of the 1997 Viad Corp Omnibus Incentive Plan by the stockholders of Viad Corp.

17.	COMPENSATION ADVISORY COMMITTEE

The Compensation Advisory Committee is appointed by the Chief Executive Officer of Viad Corp to assist the Committee in the implementation and administration of this Plan. The Compensation Advisory Committee shall propose administrative guidelines to the Committee to govern interpretations of this Plan and to resolve ambiguities, if any, but the Compensation Advisory Committee will not have the power to terminate, alter, amend, or modify this Plan or any actions hereunder in any way at any time.

18.	SPECIAL COMPENSATION STATUS

All bonuses paid under this Plan shall be deemed to be special compensation and, therefore, unless otherwise provided for in another plan or agreement, will not be included in determining the earnings of the recipients for the purposes of any pension, group insurance or other plan or agreement of a Company or of Viad Corp.